BNI, INC.
                  SOFTWARE LICENSE, SUPPORT AND USAGE AGREEMENT


                                   Recitals

      THIS AGREEMENT made this 14th day of February, 1997, by and between BNI, INC., a Florida corporation, (hereinafter referred to as "BNI"), and PINNACLE PORTFOLIO SERVICES LLC, a Delaware limited liability company (hereinafter referred to as "customer"). BNI will (1) furnish Licensed Program to the customer, (2) provide optional materials in support of such Licensed Program(s),
(3) grant the customer a non-transferable, exclusive license to use the program and materials, (4) provide services as described herein.

                                     Terms

      1. Licensed Program. The term "Licensed Program" in this Agreement shall mean a licensed data processing program as described on "Exhibit A" attached hereto, as modified by the Agreed Changes (hereinafter defined), including, without limitation, the System Documentation source codes for the Licensed Program, and all related materials, documentation, manuals, suer documentation, training materials and documentation provided by BNI with respect to such Licensed Program. As used herein, the term "System Documentation" shall mean the documentation with respect to the Licensed Program which is described on "Exhibit A-1" attached hereto.

      As used herein, the term "Agreed Changes shall mean the changes to the computer program covered by this Agreement to be made by BNI which will (1) customize the computer screen layouts to consolidate existing screens in BNI's existing program as designated by customer, (2) provide queuing through the computer program that is automated based on user parameters specified by customer, (3) include credit scoring in the program provided by customer, (4) include management reports designed by customer, (5) customize the original and credit functions in the program to meet customer's specifications, and (6) integrate the program with the NADA valuation computer program and database. As soon as reasonably practicable after the execution and delivery of this Agreement, BNI and customer agree to use commercially reasonable efforts to formulate a written agreed-upon description of the changes which will need to be made to BNI's existing computer program in order to implement each of the Agreed Changes.

      2. Confidentiality. Customer agrees to use commercially reasonable efforts to keep confidential the written information provided by BNI with respect to the Licensed

Program. The term "Confidential Information" as used herein shall not include information which (1) becomes generally available to the public as he result of a disclosure by BNI, (2) was available to customer or any permitted party on a non-confidential basis prior to its disclosure to customer by BNI, and (3) becomes available to customer or any Permitted Party on a non-confidential basis from a source other than BNI provided such source is not required to keep such information confidential by law or confidentiality agreement with any other disclosing party. Customer agrees that customer will not disclose such confidential information to any third party except the following parties in connection with the use of the Licensed Program: (a) beneficial owners, partners, lenders, potential and current syndication investors, employees, officers and directors of customer; National Auto Finance Company LLC ("NAFC") or Auto Credit Clearinghouse LLC ("ACCH"); (b) accountants, auditors, rating agencies and government regulatory agencies; (c) political purchasers of, or merge candidates with, customer or any of its affiliates; and (d) the agents, representatives, attorneys, accountants, financial advisors and other professional advisors and consultants of any of the Persons listed in clauses
(a), (b) and (c); ([a], [b], [c], and [d], individually, a "Permitted Party" and collectively the "Permitted Parties"). Any other parties, the customer will need written consent by BNI for disseminating confidential information. Further, any information requested for Permitted Parties concerning the technical documentation specifically, but not limited to System Documentation, system specifications and source code must have BNI's written consent which will not be unreasonably withheld.

      Customer and each Permitted party may disclose only Confidential Information as required by law. Should customer be served with any subpoena or other court order which requires the disclosure of any of the Confidential Information, customer shall promptly deliver written notice of same to BNI. Customer will not reveal any part of the Confidential Information until customer has notified BNI in writing and BNI has had a reasonable time to seek, if it so chooses, a protective order to prevent or limit disclosure of the Confidential Information.

      3. Term of Agreement. This Agreement shall become effective on the date signed by BNI. This Agreement is for a term beginning with the effective date, and continues for ninety-nine (99) years from the effective date.

      4. Title: Title to the Licensed Program(s), shall at all times remain with BNI during and after the termination of this Agreement. The customer acquires no property rights to the Licensed Program(s) which shall at all times remain with BNI. BNI grants the customer a non-exclusive and non-transferable license to use the Licensed Program(s).




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
      5. Use of System. The customer acknowledges that the Licensed Program(s) are owned by BNI and constitute a valuable asset and trade secret of BNI, (and that any information with respect thereto, is confidential). Accordingly, the customer agrees as follows:

            (a) Subject to the provisions of Section 5(b), the Licensed Program(s) may be used in multiple locations by customer provided that customer shall provide BNI with prior written notice of the location of each site in which such program(s) are being used. Notwithstanding the multiple location sites, customer agrees that all support obligations of BNI with respect to the Licensed Program(s) shall be required and received from one site designated by the custome, which site may be changed by customer from time to time by giving seven (7) days' written notice to BNI. See attached "Exhibit B" as to current location. This restriction shall not prohibit the customer from moving the location so long as the customer gives prior seven (7) days' written notice to BNI (except in a bona fide emergency relocation). An additional support fee is required for the BNI support service to be provided by BNI to an additional entity such as a parent, subsidiary or 50% controlled entity of customer, if applicable, except that (1) NAFC and (2) ACCH shall be entitled to use the Licensed Program without the payment of any additional fees, subject however to the provisions of this Section 5(a).

            (b) Notwithstanding anything to the contrary in this Agreement, (1) in the event customer elects to offer customer's data processing services to NAFC and ACCH pursuant to terms acceptable to customer, and NAFC and ACCH accept such offer pursuant to a written agreement by and among customer, NAFC and ACCH (such agreement, the "Sublicense Agreement"), then, NAFC and ACCH shall have the right, without the prior written consent of BNI, to use the Licensed Program(s) and receive all of the benefits and services under this Agreement, without the payment of an additional license fee or an additional annual support fee; and (2) customer shall be entitled to use, employ and utilize all or any portion of the Licensed Program to provide, in exchange for fees and other compensation which shall not be shared by, or paid to, BNI in any way, all manner of services to any entity and/or any of their respective portfolios or assets, including, without limitation, origination services, servicing services, collection services, securitization related services or otherwise.

            (c) In the event of a Sale of the Business (hereinafter defined), merger, corporate restructuring, or consolidation (collectively, a "Major Transaction") of the customer and the new customer or surviving customer (in the case of the Sale of the Business) desires to continue to use the Licensed Program, then, the surviving entity



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
      or purchaser, as the case may be, shall execute and deliver to BNI an agreement in substantially the form of this Agreement on or before thirty
      (30) days after such Major Transaction. In the event that such entity or purchaser does not desire to execute and deliver such new agreement, then, on or before the expiration of such 30-day period, such entity or purchaser, as the case may be, shall send written notice to BNI that such entity or purchaser, as the case may be, desire to terminate this Agreement, in which case the terms of Section 8 shall apply for all purposes. Customer shall not be required to obtain the consent of BNI in connection with any Major Transaction involving customer. As used herein, the term "Sale of the Business" shall mean the collective reference to the sale or other disposition of all or substantially all of the assets or ownership interests of the entity in question.

            (d) Except as set forth in this Section 5(d), no transfer fee, additional or increased support and usage fee, or other payment shall be required in connection with a Major Transaction involving customer and/or NAFC or their respective successors and assigns.

                  (1) In the event that, at any time during the term of this Agreement, 51% of both NAFC and customer is not owned by the same beneficial owner group, then, the entity that is transferred shall be obligated to pay to BNI a one-time transfer fee of $375,000 on or before 30 days after the closing of such transaction. Such transferred entity shall execute and deliver an agreement with BNI substantially similar to this Agreement which shall govern the use of the Licensed Program by such transferred entity. Thereafter, both entities shall be obligated to pay support payments to BNI under their separate agreements with BNI, in the event that such entities elect to continue to utilize BNI's support services with respect to the Licensed Program. No additional transfer fees or other payments shall be payable by either customer or NAFC (or their respective successors and assigns) in connection with any subsequent Major Transactions involving either customer or NAFC (or their respective successors and assigns), so long as in each such transaction, the "selling entity" transfers to the "purchasing entity" all of the rights to use the Licensed Program(s) following the consummation of such Major Transaction and the "selling entity" does not retain any such rights to use the Licensed Program.

                  (2) No transfer fee shall be payable to BNI if (1) 51% or more of either customer or NAFC is sold to the other party or (2) 51% or more of both NAFC and customer is sold to the same beneficial owner group. See Addendum attached hereto.




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
            (e) The customer agrees with respect to the Licensed Program(s), that the customer has examined the program(s), and the customer has approved its selection to achieve the customer's intended results, and its use and the program(s), are suitable for and fit customer's intended use. Subject to warranties of BNI set forth in Section 6, the customer further accepts responsibility for its selection of the Licensed Program.

            (f) BNI acknowledges that the customer is a newly formed legal entity. The customer agrees that at least 51% of the ownership of both NAFC and customer is held by the same beneficial owners as of the date hereof. See Addendum attached hereto.

      6. Customer Satisfaction Guarantee. For a period of ninety (90) days after the Production Environment Date (hereinafter defined), BNI represents and warrants to customer (and, if applicable, NAFC and ACCH) that the Licensed Program(s) shall perform in the manner described in the System Documentation (hereinafter defined), as amended by the Agreed Changes (hereinafter defined).

      For the entire term of this Agreement, BNI hereby represents, warrants and covenants with customer and, if applicable, NAFC and ACCH as follows: (1) BNI is the owner of 100% of the rights, titles and interest in and to the Licensed Program(s); (2) BNI is not, in any way, prohibited from granting any of the rights to customer which are set forth in this Agreement with respect to the Licensed Program; (3) this Agreement constitutes a legal, valid and binding obligation of BNI enforceable in accordance with its terms, and the execution and delivery of and performance under this Agreement are within BNI's powers and have been duly authorized by all requisite corporate action, (4) there is no pending or, to the knowledge of BNI, threatened litigation by or against BNI, any director, officer or shareholder of BNI which could adversely affect title to the Licensed Program(s) or any part thereof or the ability of BNI to perform its obligations hereunder; (5) no consent or approval of any entity or of any governmental agency or authority is required with respect to the execution and delivery of this Agreement by BNI or the consummation by BNI of the transactions contemplated hereby or the performance by BNI of its obligations hereunder, and
(6) all of the information, reports, correspondence and other documentation generated or created by Licensed Program complies and shall comply with all federal and state laws, rules and regulations related thereto which are then in effect, including without limitation, Truth in Lending Laws and regulations, usury laws, consumer credit laws, installment sales laws, state and federal fair debt collection laws. Each of the representations and warranties of BNI which are set forth in clauses (1) through and including (6) shall continue in full force and effect until the termination of the term of this Agreement, provided however, that the


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
representation and warranty set forth in clause (6) shall apply to the time period covered by BNI updated information which has been provided by BNI. For instance, if BNI has provided to customer the 1997 updated information, including legal updated information, to the Licensed Program, but not the 1998 updated information because customer had elected not to continue such support by BNI and not to purchase such updated information, then BNI would not be responsible for any change in the law after termination of the support services.

      As used herein, the term "Production Environment Date" shall mean the date that customer is performing its day to day operations, including, if applicable, servicing the existing portfolio of NAFC and ACCH, at one location, pursuant to the Sublicense Agreement on the Licensed Program(s) (which "existing portfolio" shall not include the portfolios of NAFC and ACCH which are presently being serviced by World Omni unless customer timely elects to accomplish the conversion described in Section 16(a) with the assistance of BNI personnel), without any major interruptions caused by the Licensed Program(s) not working according to System Documentation as amended by the Agreed Changes. It is agreed that BNI and customer shall use their respective commercially reasonable efforts to achieve the "production Environment Date" as soon as reasonably practicable after the execution and delivery of this Agreement by customer and BNI. The "Production Environment Date", however, will not be extended further than one hundred twenty (120) days from the date of delivery of the Licensed Program(s) unless agreed to in writing by both parties.

      THE EXPRESSED WARRANTIES CONTAINED IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES MADE BY BNI, EITHER EXPRESSED OR IMPLIED,WITH RESPECT TO THE LICENSED PROGRAM(S) AND THE SERVICE PERFORMED BY BNI HEREUNDER. THERE ARE NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WHICH EXTEND BEYOND THE FACE HEREOF, INCLUDING ANY OTHER IMPLIED WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL BNI BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

      7. Customer Obligations. The customer's basic commitments and obligations pursuant to this Agreement, in addition to payment charges as set forth in
Section 17 include the following:

            (a) The customer will designate a responsible person, reasonably acceptable to BNI, to represent customer and help coordinate customer' personnel during the



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
      installation period and thereafter. Customer may replace such person by giving written notice to BNI, subject to BNI's reasonable approval.

            (b) The customer will ensure that all payments and charges billed by BNI will be paid timely.

      8. Termination. In the event this Agreement is terminated by BNI following the occurrence of an event of default by customer, then, on the effective date of such terminations set forth in Section 10, customer shall promptly return the Licensed Program(s) and any related documentation provided by BNI to BNI and shall cease to use such Licensed Program.

      After customer has paid the one-time license fee for the Licensed Program, in accordance with Section 17, then the customer shall have the right to terminate this Agreement at any time, for any reasons or for no reason by giving written notice of termination by BNI. However, any provide ongoing technical support and services and shall not require customer (and, if applicable, NAFC and ACCH) to return the Licensed Program provided by BNI to BNI and shall not required customer (and if applicable, NAFC and ACCH) to cease to use such Licensed Program.

      9. BNI'S Obligations. BNI's basic commitments and obligations to this Agreement, in addition to the express warranties and representations set forth in Section 6, include the following:

            (a) BNI will designate a responsible person, reasonable acceptable to customer to represent BNI and coordinate BNI's personnel during the installation period and thereafter. BNI may replace its person by giving written notice to customer, subject to customer's reasonable approval.

            (b) BNI shall use its commercially reasonable efforts to achieve the Production Environment Date as soon as reasonably practicable.

            (c) To the extent requested by customer from time to time BNI shall use its commercially reasonable efforts to provide ongoing technical and user support services with respect to the Licensed Program(s) including all enhancements and improvements thereto.

            (d) BNI shall provide improvements to the Licensed Programs it deems necessary to maintain competitive marketability for the licensed products and to assist



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
      customer in complying with federal and state regulations applicable to the data used in the Licensed programs. There is no additional cost for such enhancements if customer is still maintaining the annual support. However, if the customer is not receiving the annual support and usage, then no additional enhancements will be forthcoming and if the law changes after the expiration of the support regarding the Licensed Programs(s), the warranties shall expire as to those specific affected areas of the law which have changed since the last such legal update enhancement. For each twelve (12) month period in which customer has paid the applicable support and usage fee, BNI shall provide to customer, without additional charge, the necessary database information in diskette form to update the Licensed Program to conform the Licensed Program to changes in state and federal laws and regulations enacted or in effect since the last such update.

      10. Default. Each of the following events shall constitute an "event of default" under this Agreement.

            (a) The failure of customer to make any required payments under this Agreement, as the same shall become due and payable; provided that such failure continues after the expiration of thirty (3) days after receipt by customer of written notice and demand for payment by BNI;

            (b) The failure of either party to timely and promptly observe, keep or perform any covenant, agreement, warranty or condition therein required but not to be reserved, kept or performed, if such failure continues for thirty (3) days after receipt by such breaching party of written notice and demand for the performance of such covenant, agreement, warranty or condition by the non-breaching party; or

            (c) Any representation or warranty contained in this Agreement made by BNI to customer is determined to be false and/or misleading in any material respect;

Upon the occurrence of an event of default by customer, BNI shall be entitled to terminate this Agreement by giving written notice of termination to customer, which termination shall be effective for all purposes sixty (60) days after the date such written notice is received by customer. Customer agrees upon the occurrence of any actual or threatened breach by customer of the restrictions upon the use, sale, transfer, or disclosure of the Licensed Programs(s), that BNI will suffer irreparable harm, that monetary damages alone shall not be sufficient remedy of protection for BNI, and that BNI shall be entitled to such injunctive or other equitable relief as may be deemed proper or necessary by a court of competent jurisdiction.



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
      11. Limitation of Liability. BNI shall not be liable to any entity other than customer for the failure of BNI to fulfill its obligations under this Agreement. Customer shall not be liable to any entity, other than BNI, for the failure of customer to fulfill its obligations under this Agreement. The liability of BNI under this Agreement shall be limited to the actual damages incurred by customer caused by the breach of BNI of its obligations under this Agreement, not to exceed the sum of (1) three times the total amount of one-time license fee paid by customer, to BNI under this Agreement, plus (2) any and all attorney fees and expenses or other collection costs incurred by customer to collect the amounts owing by BNI to customer. The liability of customer under this Agreement shall be limited to the actual damages incurred by BNI caused by a breach by the customer of its obligations under this Agreement, not to exceed the sum of (1) three times the total amount of one-time license fee payable under this Agreement, plus (2) any and all attorney fees and expenses and other collection costs incurred by BNI to collect the amounts owing by customer to BNI under this Agreement. BNI has no liability to any party other than customer arising out of customer's use of BNI material under this Agreement. BNI has no liability to any party, if the customer or authorized user does not use the Licensed Program according to System Documentation as amended by the Agreed Changes. BNI makes no warranties, either expressed or implied, with respect to the Licensed Program(s) except as set forth herein. (This limitation of liability provision shall only apply in regards to the customer, if the original one-time license fee has been paid in full).

      12. Expenses and Cost of Collection. BNI shall have the right to collect from customer reasonable expenses, specifically including, but not limited to attorney's fees and costs incurred in enforcing the collection of charges, taxes, or any other sums payable hereunder, or in connection with the enforcement by BNI of its rights or remedies, hereunder. No failure of BNI to demand, when due, any installment, tax or fees, shall be deemed as a waiver by BNI of reasonable expenses, specifically including, but not limited to attorney's fees and costs incurred in enforcing the performance of BNI of its obligations under this Agreement or in connection with the enforcement by customer of its rights or remedies, hereunder.

      13. Execution. This Agreement shall not be binding until it is executed by BNI and customer.

      14. Entire and Separate Agreement Changes. This Agreement contains the entire agreement between parties, and may not be altered, amended, modified, or otherwise changed nor may the printed form of this Agreement be modified, except in writing, and signed by an authorized officer of BNI and customer.




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
      15. Patent and Copyright. BNI agrees to defend, indemnify, and hold harmless, the customer, NAFC, ACCH, customer's parent, subsidiary and/or fifty percent (50% controlled persons or entities (collectively, the "Indemnified Parties") from and against any loss, claim, damages, and costs (including attorney's fees), arising out of any action against any of the Indemnified Parties asserting a claim that such Indemnified Party's use of the Licensed Program as contemplated by this Agreement infringes any patent, copyright, tradename, trade secret, or other property right held by another party.

      16. General. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

      17.   Investment:


                          Total Annual
(a)  Total Licensed       One-Time          Diskette Support
Program Description       License Fee       and Usage Fee     Size/Type Required

Full System including                                         3.5" __________
Origination Servicing,                                        5.25"__________
Collections and Securitization                                HD ____________
$750,000.00                  $112,500.00     LD ___________


      Payments:

      - $200,00 at contract signing - $80,000 per month for three (3) months.
      - $80,000 on the date that the Licensed Program is delivered and installed in accordance with the Licensed Program documentation as amended by the additional changes.
      - $230,000 on the Production Environment Date.

In the event that Sublicense Agreement is executed and delivered and customer elects under such agreement to provide all of the servicing that World Omni currently provides to NAFC and ACCH, then, BNI shall charge customer a $90.00 per hour per BNI employee charge, plus normal out-of-pocket expenses, to convert all of the data presently processed by World Omni for NAFC and ACCH to customer's computer data processing system. BNI shall give customer ten (10) days written notice of the last date in which customer may elect to include such conversion the determination of the "Production Environment Date." In the event customer elects to accomplish such conversion within such 10-day period, then the conversion of the NAFC and ACCH data processed by World Omni shall be included in the



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determination of the "day to day operations" of customer for the purposes of determining when the "Production Environment Date" occurs.

            (b) The "implementation/training period" is defined as the time between when the Licensed Program is installed and functioning according to the System Documentation as amended by the Agreed Changes at customer's designated location and when customer has formally accepted the initial installation of the Licensed Program(s). All agreed-up modifications will have been made and tested prior to the Licensed Program being installed at customer's location, once the Licensed Program is installed, the customer has five (5) working days to identify any discrepancies in the Licensed Program. If such discrepancies are found, BNI shall promptly correct such discrepancies and a new 5 (five) working day test period shall commence. This procedure shall continue until no discrepancies in the Licensed Program occur during a 5-working day testing period. At the expiration of a 5-working day period without the occurrence of any discrepancies, then, the "implementation/training period: shall commence. No $90.00 per hour implementation/training fees shall accrue or be payable by customer to BNI, as described in Section 17(a) until after the "implementation/training period" commences.

            (c) BNI shall provide the necessary staff to implement/train, at one location, the employee(s) of customer, NAFC and ACCH to use the Licensed Program. Customer agrees to provide trainable employees. BNI shall receive, as compensation for such implementation/training, a fee of $90.00 per hour per BNI employee for each hour of implementation/training conducted by BNI plus normal out-of-pocket expenses. The implementation/training fees shall be payable at the end of every two (2) calendar weeks upon receipt from BNI of an invoice of such implementation/training hours. BNI agrees that the implementation/training process shall not be complete until BNI delivers to customer the System Documentation for each user at a reasonable fee per manual cost (15 copies are included in the initial cost) which sets forth the procedure for workflow and procedures for each available function for each computer screen in such Licensed Program. Further, the customer must accept in writing the Licensed Program as contemplated in Section 17(b).

            (d) BNI agrees to maintain a rate of $90.00 per hour, subject to an annual rate change as described in Section 17(g), plus normal out-of-pocket expenses, for providing computer programming services requested by customer (in addition to the periodic enhancements and updates provided by BNI under this Agreement for no additional charge) to the Licensed Program. These are billed every two (2) weeks and are payable upon receipt.



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            (e) The initial annual support and usage fee is payable ninety (90)
      days after the Production Environment Date for the following twelve (12) month period. The end of the initial twelve (12) month period is the support anniversary date.

            (f) If the customer elects such support service for any subsequent calendar year, the applicable support usage fee shall be payable in four
      (4) equal installments on a quarterly basis during such twelve-month period.

            (g) On the support anniversary date, BNI shall be entitled to adjust each subsequent twelve (12) month support, usage fee and hourly rate charged for modification and/or enhancements to the Licensed Program, to the lesser of ten percent (10%) or the change in the Consumer Price Index. This increase shall be announced by BNI on or before one hundred twenty
      (120) days prior to the applicable support anniversary date.

      18. Charges, Applicable Taxes, and Other Fees: In addition to the charges due under this Agreement, the customer agrees to pay any property, sales, use, and/or, excise taxes or other similar taxes which are assessed or payable on account of this Agreement, any.

      19. Support and Usage Fee: For the term of this Agreement, BNI will provide on-going technical and user support services, including all enhancements to the License Program(s) described herein. On or before ninety (90) days prior to each support anniversary date, customer shall give written notice to BNI as to whether customer desires to receive BNI support services for the following twelve (12) month period. In the event that customer requests such support in writing, BNI shall provide such support services at customer's request for such twelve (12) month period. BNI shall be obligated to offer such support services in any twelve (12) month period in which customer requests such support and customer shall be entitled to not request such support in a particular twelve
(12) month period or periods and request such support in subsequent periods. In the event customer fails to request such support for any time period, customer shall retain the rights to use the Licensed Program(s) without obligation to pay any usage, fees, royalties, or fees or other payments to BNI and all warranties, either expressed or implied, shall cease upon the expiration of the current support term and any unauthorized modifications to the Licensed Program will cancel all warranties either expressed or implied with the exception of Section 6 concerning legal updates. If customer subsequently elects to license the enhancements to the Licensed Program(s), the customer acknowledges that these updates and/or enhancements may produce inaccurate results if the Licensed Program(s) have been modified. In the event that customer elects not to use BNI's support services for any 12 month period pursuant to



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Section 19, then, customer shall have the right and option to purchase the enhancements and updated information for the Licensed Program for such 12 month period at a price reasonably acceptable to BNI and customer.

      The policy of BNI is to provide improvements to maintain competitive marketability of its products, and to asset customer in its duty to comply with appropriate governmental regulations applicable to the data used in the Licensed Program(s). BNI, therefore, reserves the right to make such changes in the Licensed Program(s), as it deems appropriate. As part of its services, hereunder, BNI will provide the customer with the program diskettes and documentation changes, resulting from the foregoing "Systems Releases."

      20. No Conflicting Engagement or Activity. BNI will have necessary personnel and resources available for the customer to properly install and implement the Licensed Program. BNI agrees not to exceed at any time, four (4) installation projects of the Licensed Program(s) at customer's sites until (a) the Production Environment Date has occurred; or (b) customer has otherwise consented in writing to any additional projects by BNI or by any affiliate of BNI.

      21. Performance Standards for BNI Support: On or before the occurrence of the Production Environment Date, BNI and customer agree to establish performance criteria for BNI, response times for BNI and monetary fines payable by BNI for certain specified failures with respect to the Licensed Program in connection with the support services to be produced by BNI under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, BNI agrees that 50% of the initial support and usage fee of $112,500.00 shall not be payable by customer to BNI until such written criteria, response times and fines have been agreed to by BNI and customer. BNI covenants and agrees to comply with such criteria, response times and fines which are set forth in a written agreement by BNI and customer.

      22.   Proprietary Customer Enhancement to Licensed Program:

            (a) Notwithstanding anything to the contrary set forth in this Agreement, BNI acknowledges and agrees that changes requested by customer to existing software programs owned by BNI deemed to be unique by both BNI and customer, in writing, shall constitute the sole and exclusive property, valuable asset and trade secret of customer.

            (b) BNI agrees to use commercially reasonable efforts to keep confidential the unique enhancements that are the property of customer with respect to the



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
      Licensed Program. The term "Confidential Information" as used herein shall not include information which (1) becomes generally available to the public as the result of a disclosure by customer, (2) was available to BNI or any permitted party on a non-confidential basis prior to its disclosure to BNI by customer, and (3) becomes available to BNI on a non-confidential basis from a source other than customer provided such source is not required to keep such information confidential by law or confidentiality agreement with any other disclosing party. BNI agrees that BNI will not disclose such confidential information to any third party except the following parties in connection with the use of the Licensed Program: (a) beneficial owners, partners, lenders, employees, officers and directors of BNI, (b) accountants, governmental regulatory agencies and attorneys. ([a] and [b] are the "Permitted Parties".) Any other parties, then BNI will need written consent by customer for disseminating confidential information.

            (c) In the event that customer elects to sell all or any portion of the Customer Enhancements, customer shall given written notice to BNI and a first right of opportunity to purchase such change, the "Customer Enhancements" for the price designated by customer which right must be exercised on or before ten (10) days after written notice is received by BNI. In the event that BNI fails to exercise such right, customer shall be entitled to sell such Customer Enhancements at a price which is equal to or greater than the designated price. In the event that customer desires to sell such Customer Enhancements for a price which is less than the designated price, then, customer shall given such ten (10) day right of first opportunity to BNI with respect to such new designated price.

BNI AND CUSTOMER ACKNOWLEDGES THAT HE OR SHE HAS READ AND
UNDERSTANDS THIS AGREEMENT AND AGREES TO BE BOUND BY ITS TERMS
AND CONDITIONS.

PINNACLE PORTFOLIO SERVICES LLC                 BNI, INC.

By:                                       By:
      Robert W. Barron                          J. D. _____________
Its:  Managing Member                     Its:  President

Date:  2/14/97                            Date:  2/19/97




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